EXHIBIT 12.1

                              THE AES CORPORATION AND SUBSIDIARIES


STATEMENT RE: CALCULATIONS OF RATIO OF EARNINGS TO FIXED CHARGES
(In millions, unaudited)

                                                                                    Three Months
                                                  Year Ended December 31,               Ended
                                          ---------------------------------------     March 31,
                                          1994    1995     1996     1997    1998        1999
                                          -----   -----    -----    -----   -----   ------------
Actual:
COMPUTATION OF EARNINGS:

Income from continuing operations
     before income taxes...............   $ 151   $ 175    $ 207    $ 284   $ 546         $  (1)

Adjustment for undistributed equity
earnings, net of distributions.........     (12)     (5)     (34)     (78)   (107)          109

Interest expense.......................     122     122      138      228     460           125

Depreciation of previously capitalized
     interest..........................       4       4        4        4       6             2

Net amortization of issuance costs.....       4       5        6       16      25             8
                                          -----   -----    -----    -----   -----         -----
Earnings                                  $ 269   $ 301    $ 321    $ 454   $ 930         $ 243
                                          =====   =====    =====    =====   =====         =====
COMPUTATION OF FIXED CHARGES:

Interest expensed and capitalized
     amounts (including construction
     related fixed charges)............   $ 124   $ 132    $ 165    $ 295   $ 539         $ 143

Net amortization of issuance costs
     (including capitalized amounts)...       4       5        6       16      25             8
                                          -----   -----    -----    -----   -----         -----
Fixed charges..........................   $ 128   $ 137    $ 171    $ 311   $ 564         $ 151
                                          =====   =====    =====    =====   =====         =====

Ratio of earnings to fixed charges         2.10x   2.20x    1.88x    1.46x   1.65x         1.61x
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